Exhibit 5.1

[Letterhead of Robinson & Cole LLP]

                                                                                                                                              October 30, 2003

FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Connecticut 06813

                    Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

                    This opinion is furnished to FuelCell Energy, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the purpose of registering the issuance of a total of up to 8,376,005 shares (the "Shares") of the Company's common stock, par value $0.0001 per share (the "Common Stock"), up to 8,150,719 of which shares the Company may issue, from time to time, upon exchange or redemption of up to 8,150,719 exchangeable shares ("Exchangeable Shares") that may be issued by FCE Canada Inc., an indirect wholly-owned Canadian subsidiary of the Company ("ExchangeCo"), and 225,286 of which the Company may issue upon the conversion of shares of Series 2 Preferred Stock (the "Series 2 Preferred Shares") issued by Global Thermoelectric Inc., a Canadian corporation ("Global").  The Exchangeable Shares will be issued, and the Company's obligation to issue shares of Common Stock upon exchange or redemption of the Exchangeable Shares and upon conversion of the Series 2 Preferred Shares will arise, in connection with the combination of Global with the Company on November 3, 2003, pursuant to a certain Plan of Arrangement (the "Plan of Arrangement"), as provided for in that certain Combination Agreement (the "Combination Agreement"), dated as of August 4, 2003, between the Company and Global; to be approved by the stockholders of the Company at a Special Meeting (the "FuelCell Meeting") to be held on October 31, 2003, for which proxies were solicited by the Board of Directors of the Company pursuant to a certain Joint Management Information Circular and Proxy Statement (the "Joint Management Information Circular and Proxy Statement") filed with the Commission on Schedule 14A on October 6, 2003; to be approved by the shareholders of Global at a Special Meeting (the "Global Meeting") to be held on October 31, 2003; and to be approved by order (the "Order") of the Court of Queen's Bench of Alberta (the "Court") at a hearing (the "Hearing") to be held on October 31, 2003.  Global will become a consolidated subsidiary of the Company upon consummation of the combination.

                    We have based our opinion upon our review of such records, documents, instruments and certificates, and our examination of such questions of law, as we considered necessary or appropriate for purposes of rendering our opinion.  In connection with our opinion, we have, with your consent, assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the authenticity and conformity to the originals of all records, documents and instruments submitted to us as copies.

                    This opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law, and we disclaim any opinion as to the laws of any other jurisdiction.  We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

                    Based upon the foregoing, and assuming that (i) the Plan of Arrangement is approved by the stockholders of the Company at the FuelCell Meeting, the Plan of Arrangement is approved by the shareholders of Global at the Global Meeting, and the Plan of Arrangement is approved by the Court at the Hearing, in each case, as contemplated in the Joint Management Information Circular and Proxy Statement, (ii) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold, (iii) the Exchangeable Shares are issued, and upon exchange, redemption or conversion, as applicable, the Shares will be issued, in accordance with the terms of the Combination Agreement, the Plan of Arrangement and the Order, (iv) appropriate certificates evidencing the Exchangeable Shares are executed and delivered, and upon exchange, redemption or conversion, as applicable, appropriate certificates evidencing the Shares will be executed and delivered, by the Company in connection with the combination, and (v) all applicable securities laws are complied with, it is our opinion that the Shares covered by the Registration Statement, when issued upon exchange, redemption or conversion, as applicable, in accordance with the terms thereof, and in accordance with the terms of the Plan of Arrangement and the Order, will be validly issued and fully paid and non-assessable.

                    We hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement and to the filing of this opinion as an exhibit to, and to the use of this opinion in connection with, the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                    This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit.  This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.  We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

Very truly yours,

/s/ Robinson & Cole LLP
Robinson & Cole LLP